                                                                   Exhibit 10.17

                            SECOND AMENDMENT TO LEASE

     THIS SECOND AMENDMENT TO LEASE (the "Amendment") is executed as of the 23rd day of June, 2005, to be effective as of the Effective Date (as hereafter defined) by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation ("Landlord"), and INNOTRAC CORPORATION, a Georgia corporation ("Tenant").

                                  WITNESSETH:

     WHEREAS, Landlord and Tenant have heretofore entered into that certain lease dated as of September 17, 2002, as amended pursuant to that certain First Amendment to Lease dated April 4, 2003 (collectively, the "Lease"), pursuant to which Tenant is leasing approximately 204,307 square feet of rentable area (the "Existing Premises") in the building located at 1180 W. Remington Boulevard in Romeoville, Illinois (the "Building"). Capitalized terms that are not otherwise defined in this Amendment shall have the meanings ascribed to them in the Lease;

     WHEREAS, Tenant desires to lease from Landlord and Landlord desires to lease to Tenant an additional 51,254 feet of gross rentable area adjacent to the Existing Premises;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Additional Premises. As of June 1, 2005 (the "Effective Date"), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the 51,254 square feet of gross rentable area in the cross hatched area in the south east corner of the Building depicted as the "Innotrac Corporation Released Space" on Exhibit A attached hereto and made a part hereof (the "Additional Premises") for the Term. For all periods from and after the Effective Date, Exhibit A to the Lease shall be superseded by Exhibit A attached hereto and made a part hereof. From and after the Effective Date the Premises shall consist of both the Existing Premises and the Additional Premises, constituting 255,561 feet of rentable area in the aggregate. From and after the Effective Date, all references to the Premises in the Lease shall be deemed to refer to the Existing Premises and the Additional Premises.

     2. Base Rent and Tenant's Proportionate Share.

     (a) For all periods from and after the Effective Date, Section 1.09 of the Lease shall be superseded by Exhibit B attached hereto and made a part hereof.

     (b) As of the Effective Date Tenant's Proportionate Share under the Lease shall be 56.68% (rather than 45.30%).

     (c) Notwithstanding anything to the contrary contained in the Lease or this Amendment, Tenant shall not be obligated to pay Base Rent with respect to the 20,577 square feet of the Additional Premises until the completion of the Tenant Improvements (as such term is defined in the Work Letter).

     3. Possession of the Additional Premises. Possession of the Additional Premises shall be tendered to Tenant by Landlord on the Effective Date in their "as-is" condition, subject to Landlord's obligations set forth in the Work Letter Agreement attached hereto as Exhibit C. Tenants talking possession of any portion of the Additional Premises shall be conclusive evidence when the Tenant took possession (unless otherwise expressly provided in the Work Letter Agreement attached hereto in Exhibit C). Other than as set forth in Exhibit C, no promise of Landlord to alter, remodel or improve the Existing Premises or the Additional Premises, and no representation respecting the condition of the Existing Premises or the Additional Premises has been made by Landlord to Tenant.

     4. Real Estate Broker. Other than with respect to NAI Hiffman (the "Landlord's Broker") and CBRE (the "Tenant's Broker"), insofar as each party knows, no other broker negotiated this Amendment or is entitled to any commissions in connection herewith. Each party agrees to indemnify, defend and hold the other and its employees, agents and their officers and partners harmless from and against any claims resulting from a breach of the foregoing representation. Landlord agrees to pay a commission to Landlord's Broker which will in turn pay Tenant's Broker in connection with this Amendment pursuant to a separate agreement.

     5. Full Force and Effect, Inconsistency. Except as set forth in this Amendment, the terms, covenants, conditions and agreements of the Lease shall remain unmodified and otherwise in full force and effect. In the event of any inconsistency between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

     6. Miscellaneous.

     (a) The preambles to this Amendment are incorporated into the body of this Amendment as if restated herein.

     (b) Interpretation of this Amendment shall be governed by the laws of the State of Illinois.

     (c) The mutual obligations of the parties as provided herein are the sole consideration for this Amendment and no representations, promises or inducements have been made by the parties other than as appear in this Amendment. This Amendment may not be amended except in writing signed by both parties.

     (d) This Amendment shall not be binding until executed and delivered by both parties.

                   [Balance of page left intentionally blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                        LANDLORD:

                                        THE PRUDENTIAL INSURANCE COMPANY
                                        OF AMERICA,
                                        a New Jersey corporation

                                        By: PDC Properties, Inc., its agent


                                        By: /s/ Rex Davis
                                            ------------------------------------
                                        Name: Rex Davis
                                        Title: Asset Manager


                                        TENANT:

                                        INNOTRAC CORPORATION,
                                        a Georgia corporation


                                        By: /s/ Robert J. Toner, JR
                                            ------------------------------------
                                        Name: Robert J. Toner, JR
                                        Title: VP of Logistics

                                    Exhibit A

                                    Premises

                                  See Attached

                                    Exhibit B

                         Schedule of Base Rent Payments

                                Existing Premises
                              (204,307 square feet)

Lease Year                   Annual Base Rent.     Total Annual Base Rent   Monthly Installments
----------                 ---------------------   ----------------------   --------------------
10/1/04 through 9/30/05    $3.81 per square foot         $778,409.67             $64,867.47
10/1/05 through 9/30/06    $3.92 per square foot         $800,833.44             $66,740.29
10/1/06 through 9/30/07    $4.04 per square foot         $825,400.28             $68,783.36
10/1/06 through 11/30/07   $4.16 per square foot         $849,917.12             $70,826.43

                               Additional Premises
                              (51,254 square feet)

Lease Year                         Annual Base Rent.     Total Annual Base Rent   Monthly Installments
----------                       ---------------------   ----------------------   --------------------
Effective Date through 9/30/05   $3.33 per square foot         $170,675.82             $14,222.99
10/1/05 through 9/30/06          $3.43 per square foot         $175,801.22             $14,650.10
10/1/06 through 9/30/07          $3.53 per square foot         $180,926.62             $15,077.22
10/1/06 through 11/30/07         $3.64 per square foot         $186,564.56             $15,547.05

** Notwithstanding anything to the contrary contained in the Lease or this Amendment, Tenant shall not be obligated to pay Base Rent with respect to the 20,577 square feet of the Additional Premises until the completion of the Tenant Improvements (as such term is defined in the Work Letter).

                                    Exhibit C

                                   Work Letter

1. Landlord shall perform improvements to the Additional Premises in accordance with the space plan attached hereto as Schedule 1 (the "Space Plans") and any related construction drawings and related architectural and engineering drawings reasonably prepared by Landlord's architect (such construction drawings and related architectural and engineering drawings, together with the Space Plans, the "Plans"). The improvements to be performed by Landlord in accordance with the Plans shall be limited to the following: (i) Demolish existing office area to reduce the office square footage to 4,295 rentable square feet and restore the balance of the space to warehouse space, (ii) Install in break room area standard Vinyl composite tile (VCT), (iii) Demolish and reinstall multi-stalled mens and womens restrooms in accordance with applicable codes, and
(iv) Install restroom in the south west area of the warehouse in accordance with applicable codes (collectively, the "Tenant Improvements"). No (collectively, the ("Landlord Work"). It is agreed that construction of the Landlord Work will be completed at Landlord's sole cost and expense (subject to the terms of Paragraph 2 below) using Building standard methods, materials, and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

2. If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant's sole cost and expense and Tenant shall reimburse Landlord for the actual out of pocket cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within two (2) business days, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue the Landlord Work disregarding the requested revision. Tenant shall be responsible for any delay in completion of the Premises resulting from any revision to the Plans, and such delay shall constitute a Tenant Delay (as defined below). If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand, and Landlord shall not commence work with respect to such revision until Tenant's payment of such amount. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the reasonable approval of Landlord.

3. Delay in the Commencement Date.

     (a) The "Substantial Completion Date" shall mean the earliest to occur of:
(i) the date on which Landlord's Work has been substantially completed substantially in accordance with the Plans or (ii) if the substantial completion of Landlord's Work has been delayed as a result of one or more Tenant Delays (as defined below), the date on which Landlord would have substantially completed Landlord's Work but for such Tenant Delays, as so certified by the Landlord's architect.

     (b) "Tenant Delay" shall mean any interruption or delay at any time in the progress of the Landlord Work which is the result of: (a) Tenant changes to the Plans, including, in addition to delays resulting from the actual execution of such changes to the Plans, any delay occurring because the change to the Plans requested by Tenant expressly requires the design or construction of the Premises to be halted or delayed pending resolution of any request by Tenant for a change to the Plans, whether or not the requested change is ultimately approved by Landlord and/or Tenant; (b) the performance or non-performance of any work at the Premises by Tenant or any person, firm or corporation employed by Tenant, including but not limited to any work conducted in accordance with
Section 4 below; or (c) any other act or omission of Tenant (for example, but not by way of limitation, failure to timely respond to requests for information or approval of construction related matters submitted by Landlord and failure to act in good faith and to cooperate with Landlord in finalizing and approving the Plans pursuant to Section 2 of this Work Letter).

     (c) "Force Majeure Delay" shall mean any interruption or delay at any time in the progress of Landlord's Work that is not a Tenant Delay and is the result of any Force Majeure (as defined in the Lease). Any delay shall be deemed to be a Force Majeure Delay notwithstanding that Landlord or its agent or Contractor with respect to which the time period for the Force Majeure Delay is being claimed is concurrently delayed by events within its control.

     (d) Landlord agrees that it shall exercise reasonable efforts to provide Tenant with written notice of any Tenant Delay or Force Majeure Delay (and the expected length of the applicable delay) as soon as reasonably practicable following the date Landlord has been notified of any such delay; provided, however, that Landlord's failure to furnish such notice shall in no event be deemed to a waiver by Landlord of the Tenant Delay or Force Majeure Delay or otherwise affect the operation of this Section 3. Landlord shall be deemed to have notified Tenant of a Tenant Delay or a Force Majeure Delay if the applicable delay is noted in the written job meeting minutes, if any, prepared by Landlord or any Contractor and furnished to Tenant.

4. Access by Tenant Prior to Commencement Date. Landlord will permit Tenant and Tenant's agents, suppliers, contractors and workmen to enter the Additional Premises prior to the completion of the Landlord's Work to enable Tenant to do such other things as may be required by Tenant to make the Additional Premises ready for Tenant's occupancy on or after the date of this Second Amendment, provided that Tenant shall fully perform and comply with each of the following covenants, conditions and requirements:

     (a) Tenant and Tenant's agents, contractors, workmen, mechanics, suppliers and invitees, shall work in harmony and not interfere with Landlord and Landlord's agents in performing the Landlord Work or work for other tenants and occupants of the Building, and if at any time such entry shall in the judgment of Landlord cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission upon twelve (12) hours written notice.

     (b) Tenant agrees that any such entry into the Additional Premises prior to the Commencement Date shall be deemed to be under all of the terms, covenants, conditions, and provisions of the Lease (as amended by the Second Amendment) except the covenant to pay Base Rent and Tenant's Proportionate Share of Operating Expenses relating to the Additional Premises, and further agrees that in connection therewith Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's work or installations made in the Premises or to property placed therein prior to the Commencement Date, the same being at Tenant's sole risk. In addition, Tenant shall require all entities performing work on behalf of Tenant to provide protection for existing improvements to an extent that is satisfactory to Landlord and shall allow Landlord access to the Additional Premises, for inspection purposes, at all times during the period when Tenant is undertaking construction activities therein. In the event any entity performing work on behalf of Tenant causes any damage to the Landlord Work or the property of Landlord or others, Tenant shall cause such damage to be repaired at Tenant's expense, and if Tenant fails to cause such damage to be repaired immediately upon Landlord's demand therefor, Landlord may in addition to any other rights or remedies available to Landlord under the Lease or at law or equity cause such damage to be repaired, in which event Tenant shall immediately upon Landlord's demand pay to Landlord the cost of such repairs as rent.

     (c) All contractors and subcontractors shall use only those entrances designated by Landlord for ingress and egress of personnel, and the delivery and removal of equipment and material through or across any common areas of the Building or parking areas on the Project shall only be permitted with the written approval of Landlord and during hours determined by Landlord. Landlord shall have the right to order Tenant or any contractor or subcontractor that violates the above requirements to cease work and remove it, its equipment, and its employees from the Building or the Project.

     (d) During the performance of Tenant's work and Tenant's fixturing, Landlord may provide trash removal service from a location designated by Landlord. Tenant shall be responsible for breaking down boxes and placing trash in Landlord's containers at such designated location. Tenant shall accumulate its trash in containers supplied by Tenant and Tenant shall not permit trash to accumulate within the Premises or in the corridors or public areas adjacent to the Premises. Tenant shall cause each entity employed by it to perform work on the Additional Premises to abide by the provisions of this Work Letter as to the storage of trash and shall require each such entity to perform its work in a way that dust and dirt is contained entirely within the Additional Premises and not within any other portion of the Building or the Project and shall cause Tenant's contractors to leave the Additional Premises which are under construction as broom clean at the end of each day. Should Landlord deem it necessary to remove Tenant's trash because of accumulation, an additional charge to Tenant will be on a time and material basis.

     (e) Landlord and Tenant agree that all services and work performed on the Additional Premises by, on behalf of, or for the account of Tenant, including installation of materials and personal property delivered to the Additional Premises shall be done in a first-class workmanlike manner using only good grades of material, shall be performed in accordance with Legal Requirements, and shall be performed only by persons covered by a collective bargaining agreement with the appropriate trade union.

     (f) Tenant agrees to protect, indemnify, defend and hold harmless Landlord and its employees, agents and contractors from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including reasonable attorneys' fees, of whatever nature, including those to the person and property of Tenant, its employees, agents, invitees, licensees and others arising out of or in connection with the activities of Tenant or Tenant's contractors or subcontractors in or about the Additional Premises and the Existing Premises, and the cost of any repairs to the Additional Premises and the Existing Premises necessitated by activities of Tenant or Tenant's contractors or subcontractors.

     (g) Tenant shall secure, pay for, and maintain during the continuance of its work within the Additional Premises, policies of insurance with such coverages and such amounts as Landlord may reasonably require, which policies shall be endorsed to include Landlord and its contractors and their respective employees and agents and any mortgagee of the Project as additional insured parties, and which shall provide thirty (30) days prior written notice of any alteration or termination of coverage. Tenant shall not permit Tenant's contractors to commence any work until all required insurance has been obtained by Tenant and certificates evidencing such coverage have been delivered to and approved by Landlord in writing.

5. This Exhibit shall not be deemed applicable to any additional space added to the Existing Premises or the Additional Premises at any time hereafter, whether by any options or any additions to the Existing Premises or the Additional Premise or in the event of a renewal or extension of the original Lease Term, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

6. Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

LANDLORD'S REPRESENTATIVE:

NAME      Linda Armstrong
ADDRESS   PDC Properties, Inc.
          1099 Hawthorn
          Itasca, Illinois 60143
PHONE     (630)250-0255


TENANT'S REPRESENTATIVE:

NAME      Robert J. Toner
ADDRESS   6655 Sugarloaf Parkway
          Duluth, Georgia 30097
PHONE     678-584-4200

                                   Schedule 1

                                   Space Plans

                                  (FLOOR PLAN)

                               PARTIAL FLOOR PLAN